Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2020 Restricted Shares Plan of Legend Biotech Corporation of our report dated March 31, 2022, except for the effects on the consolidated financial statements of the correction of an error, as to which the date is February 17, 2023, with respect to the consolidated financial statements of Legend Biotech Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission on March 19, 2024.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

November 14, 2024